EXHIBIT 10.16

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of November 5, 2019 (this “Agreement”), is made by and between LE CIRQUE ROUGE, LP, a Delaware limited partnership (“LCR” or the “Purchaser”) and LCR SLP, LLC, a Delaware limited liability company (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is the beneficial owner and holder of seven hundred (700) Common Units (“Common Units”) of LCR Manager, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Seller is a special limited partner of SRC MME Real Estate Holdings, LP, a Delaware limited partnership (the “Partnership”), and as a result thereof has the right to receive seventy percent (70%) of the Incentive Distributions (as defined in that certain Limited Partnership Agreement of the Partnership, dated as of November 7, 2018 (the “Partnership Agreement”));

WHEREAS, the Company serves as a special limited partner of LCR and in such capacity the Company holds Manager OP Units in LCR (as such term is defined in that certain Limited Partnership Agreement of LCR, dated as of January 3, 2019 (the “LCR Partnership Agreement”));

WHEREAS, pursuant to Section 3.6 of the LCR Partnership Agreement, upon the occurrence of an Internalization (as defined in the LCR Partnership Agreement), the Manager OP Units held by the Company shall automatically convert into Special OP Units (as defined in the LCR Partnership Agreement) in an amount equal to seven and one-half percent (7.5%) of the total OP Units outstanding as of the time of Internalization on such terms and conditions as further set forth in the LCR Partnership Agreement (such Special OP Unit amount, the “Minimum Internalization Consideration”);

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, (i) one-half of the Seller’s Common Units (i.e., three hundred fifty (350) Common Units) (the “Purchased Units”), and (ii) one-half of the Seller’s right to receive the Incentive Distributions (i.e., the right to receive thirty-five percent (35%) of the Incentive Distributions) (the “Purchased SLP Interest”), in each case subject to the terms and conditions contained in this Agreement

WHEREAS, as a result of sale of the Purchased Units and the Purchased SLP Interest by the Seller to the Purchaser pursuant to this Agreement, the Seller will retain (i) three hundred fifty (350) Common Units (the “Retained Units”), and (ii) the right to receive thirty-five percent (35%) of the Incentive Distributions (the “Retained SLP Interest”); and

WHEREAS, on or subsequent to the Closing Date (defined below), it is anticipated that the Seller will sell some or all of its Retained Units and Retained SLP Interest to one or more third party purchasers subject to a separate agreement.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Sale and Purchase.

(a) Upon the terms and subject to the conditions contained in this Agreement, the Seller hereby sells, transfers, conveys and delivers to the Purchaser, and the Purchaser hereby purchases and acquires from the Seller, the Purchased Units and the Purchased SLP Interest, in each case free and clear of all liens, encumbrances, restrictions and claims, subject (with respect to the Purchased Units) to any transfer restrictions set forth in that certain Limited Liability Company Agreement of the Company, dated as of November 7, 2018(the “Company Agreement”) and (with respect to the Purchased SLP Interest) the Partnership Agreement.

(b) Upon the terms and subject to the conditions contained in this Agreement, and subject to the provisions of Section 1(c) below, in consideration of, and in full payment for, the sale, transfer, conveyance and delivery to the Purchaser of the Purchased Units and the Purchased SLP Interest, in each case free and clear of all liens, encumbrances, restrictions and claims, subject (with respect to the Purchased Units) to any transfer restrictions set forth in the Company Agreement and (with respect to the Purchased SLP Interest) the Partnership Agreement, the Purchaser shall pay to the Seller the sum of Seven Million Dollars ($7,000,000) (the“Purchase Price”), via wire transfer of immediately available funds.

(c) The closing of the transactions contemplated by this Agreement (the “Closing,” and the date on which the Closing occurs, the “Closing Date”), shall occur simultaneous upon the full execution and delivery of this Agreement. At the Closing, the Purchaser shall deliver to the Seller: (i) a wire transfer of immediately available funds for the payment of the Purchase Price; (ii) a duly executed copy of this Agreement; (iii) a duly executed joinder to the Company Agreement; (iv) a duly executed counterpart signature page to Amendment No. 1 to the Partnership Agreement; and (v) any and all other documents reasonably requested by counsel to the Seller to effect the Closing. At the Closing, the Seller shall deliver to the Purchaser: (A) a duly executed copy of this Agreement; (B) a joinder to the Company Agreement, duly executed by the Company; (C) a counterpart signature page to Amendment No. 1 to the Partnership Agreement, duly executed by Seller; and (D) any and all other documents reasonably requested by counsel to the Purchaser to effect the Closing.

2. Representations and Warranties of the Seller.

As a material inducement to cause the Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Seller hereby represents and warrants to the Purchaser as follows as of the Closing Date:

(a) Execution and Validity of this Agreement. The Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

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(b) No Restrictions. There is no action, suit, claim or proceeding, at law or in equity, or any arbitration or administrative or other proceeding, or any investigation or inquiry, by or before any court, tribunal, arbitrator, authority, agency, commission, official or other governmental authority pending or, to the Seller’s knowledge, threatened against the Seller with respect to the execution, delivery or performance of this Agreement.

(c) Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any law, regulation, order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Seller or upon any of its assets, (ii) conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any note, bond, lease, mortgage, indenture, permit, contract or other instrument or obligation to which the Seller is a party, or by which Seller or its properties may be bound or affected, or (iii) require any consent of any third party other than those already obtained, in each case which violation or failure to obtain consent would have a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement.

(d) Ownership of the Purchased Units and the Purchased SLP Interest. The Seller is the record and beneficial owner of the Purchased Units and the Purchased SLP Interest. The Seller owns the Purchased Units and the Purchased SLP Interest free and clear of all liens, encumbrances, restrictions and claims, subject to any transfer restrictions set forth in the Company Agreement and the Partnership Agreement, respectively. The delivery to the Purchaser of the Purchased Units and the Purchased SLP Interest pursuant to the provisions of this Agreement will transfer to the Purchaser valid title thereto, free and clear of all liens, encumbrances, restrictions and claims, subject to any transfer restrictions set forth in the Company Agreement and the Partnership Agreement, respectively.

(e) No Options. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase or sale of the Purchased Units or the Purchased SLP Interest.

(f) Leases. Schedule I sets forth a true and complete description of the real property leased or licensed to the Seller (collectively, the “Leased Real Property” and any real property leases related thereto, the “Real Property Leases”) from a subsidiary of Treehouse Real Estate Investment Trust, Inc., a Maryland corporation (the “REIT”). The Seller (either directly or through one or more subsidiaries or affiliates) is the owner and holder of all of the leasehold interests and estates purported to be granted by such Real Property Leases. The Seller has not, nor to the Seller’s knowledge has any other person or entity, granted any oral or written right to any person or entity other than the Seller to lease, sublease, license or otherwise use or occupy any of the Leased Real Property through the end of the applicable periods of such Real Property Leases. The Seller has enjoyed peaceful and undisturbed possession of the Leased Real Property pursuant to the terms and conditions set forth in the Real Property Leases. The Seller has not received from any landlord, lessor or licensor, nor sent to any tenant, subtenant or licensee of Seller, any notice of default under any Real Property Leases with respect to the Leased Real Property that remains outstanding or uncured as of the date of this Agreement. To the Seller’s knowledge, there exists no default, or any event that with the giving of notice or the passage of time, or both, could reasonably be expected to give rise to any default in the performance by the Seller or by any other party under any Real Property Lease with respect to the Leased Real Property.

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As used herein, “to the Seller’s knowledge” shall refer only to the actual (and not constructive) knowledge of Christopher Ganan (the “Designated Representative”) and shall not be construed to refer to the knowledge of any other party or individual or to impose or have imposed upon the Designated Representative any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to the Purchaser or the contents of files maintained by the Designated Representative. There shall be no personal liability on the part of the Designated Representative arising out of any of the Seller’s representations and warranties.

3. Representations and Warranties of the Purchaser.

As a material inducement to cause the Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents and warrants to the Seller as follows as of the Closing Date:

(a) Execution and Validity of this Agreement. The Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(b) No Restrictions. There is no action, suit, claim or proceeding, at law or in equity, or any arbitration or administrative or other proceeding, or any investigation or inquiry, by or before any court, tribunal, arbitrator, authority, agency, commission, official or other governmental authority pending or, to the Purchaser’s knowledge, threatened against the Purchaser with respect to the execution, delivery or performance of this Agreement.

(c) Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any law, regulation, order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Purchaser or upon any of its assets, or (ii) require any consent of any third party, in each case which violation or failure to obtain consent would have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(d) No Reliance. The Purchaser understands and accepts the risks associated with the purchase of the Purchased Units and the Purchased SLP Interest, has performed its own investigation with respect to the Company, the Partnership and the REIT and is not relying upon any information, representation or warranty by the Seller, or any of its respective agents or representatives other than those representations and warranties expressly provided herein in determining to purchase the Purchased Units and the Purchased SLP Interest, and the Purchaser understands that this Agreement is not intended to convey tax or legal advice specific to the Purchaser’s circumstances; the Purchaser has consulted to the extent deemed appropriate by the Purchaser with the Purchaser’s own advisers as to the financial, tax, legal and related matters concerning the transactions described herein and on that basis believes that such transactions are suitable and appropriate for the Purchaser.

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4. Certain Covenants and Agreements.

(a) Purchase Price Allocation. The parties acknowledge and agree that the Purchase Price will be allocated Six Million Nine Hundred Ninety-Nine Thousand Dollars ($6,999,000) to the Purchased Units and One Thousand Dollars ($1,000) to the Purchased SLP Interests. Each of the parties will file all tax returns in a manner consistent with the allocation of the Purchase Price set forth in the immediately preceding sentence (subject to any adjustments to the Purchase Price pursuant to Section 4(b) of this Agreement), and no party will take a position in any forum that is inconsistent with this Section 4(a) before any governmental authority, or in any tax proceeding, unless otherwise required by applicable law or a final, non-appealable determination.

(b) Adjustment to the Purchase Price. If (i) at Internalization the actual number of Special OP Units (the “Actual Internalization Consideration”) received by the Company or its successors in interest is less than the Minimum Internalization Consideration (the difference in Special OP Units between the Actual Internalization Consideration and the Minimum Internalization Consideration is referred to herein as the “Consideration Shortfall”) and such Consideration Shortfall is not the result of the Company transferring, or the REIT or one of more of its subsidiaries or affiliates purchasing, exchanging, retiring and/or redeeming, some or all of the Company’s direct or indirect interest in the Manager OP Units or Special OP Units as applicable, AND (ii) the product of (A) thirty-five percent (35%) of the Actual Internalization Consideration multiplied by (B) the initial offering price (such amount, the“Actual IPO Value”) plus any cash or cash equivalents received by Purchaser with respect to the Purchased SLP Interest, is less than $12,300,000 (the “Minimum IPO Value”), THEN the Purchase Price shall be reduced by an amount (the “Shortfall Amount”) equal to the difference between the Minimum IPO Value minus the Actual IPO Value (with such Shortfall Amount not to exceed the Purchase Price). Notwithstanding the foregoing, no Shortfall Amount will be due by the Seller in the event the product of (x) the Actual Internalization Consideration, multiplied by (y) the highest quoted closing price on a public exchange on which the REIT’s shares are traded during the period commencing as of the Internalization and ending ninety (90) days thereafter exceeds the Minimum IPO Value. The Seller shall repay to the Purchasers an amount equal to the Shortfall Amount within thirty (30) days following the ninetieth (90th) day after the closing of the Internalization, and may pay such Shortfall Amount by wire transfer of immediately available funds or any stock that is traded on a major stock exchange, including capital stock of MedMen Enterprises, Inc. (symbol: MMEN) based on the volume weighted average price of such stock over the five (5) trading sessions immediately prior to the date the Shortfall Amount (the “Payment Date”) is paid and an assumed exchange rate of CAD to US published by Bloomberg on the Payment as of the end of the preceding business day. Further notwithstanding anything to the contrary contained herein, this Section 4(b) shall only apply in the event LCR assigns the Purchased Units and/or Purchased SLP Interest to one or more third parties. In the event LCR assigns only a portion of the Purchased Units and/or the Purchased SLP Interest to a third party, any Shortfall Amount shall be proportionately reduced by the Purchased Units and/or the Purchased SLP Interest retained or redeemed by LCR or is affiliates. For clarity, no Shortfall Amount shall be due or payable under this Agreement with respect to any portion of the Purchased Units and/or Purchased SLP Interest retained and/or redeemed by LCR or its affiliates.

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(c) Option to Purchase the Retained Units and Retained Interest. In the event Seller fails to sell some or all of the Retained Units and the Retained Interest within fifteen (15) days from the Closing Date, then for the period of thirty (30) days following the fifteenth (15th) day following the Closing Date (the “Exclusivity Period”), Purchaser or its designee shall have the option (the “Purchase Option”), but not the obligation to (A) purchase from the Seller the Retained Units and the Retained SLP Interest not previously sold by the Seller, or (B) cause the Seller to sell the remaining Retained Units and the Retained SLP Interest to a third party introduced by the Purchaser, in each case on the terms and conditions set forth in this Agreement (with the Purchase Price to be proportionally adjusted to account for a sale of a portion of the Retained Units and Retained Interest) by delivering written notice to Seller of Purchaser’s election to exercise the Purchase Option. In the event Purchaser fails to deliver written notice of its election to exercise the Purchase Option during the Exclusivity Period, then Purchaser will be deemed to have waived its Purchase Option. During the Exclusivity Period the Seller shall not, and shall not authorize or permit any of its affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a sale, pledge, transfer, exchange, assign or other dispose of the remaining Retained Units or the Retained SLP Interest (an “Acquisition Proposal”); (ii) enter into discussions or negotiations with, or provide any information to, any person or entity concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Unless Seller has entered into a binding written agreement to sell the Retained Units and the Retained Interest prior to the expiration of the fifteen (15) day period subsequent to the Closing Date, then upon the expiration of such fifteen (15) day period, Seller shall immediately cease and cause to be terminated, and shall cause its affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons or entities conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. During the Exclusivity Period, the Seller shall promptly (and in any event within two (2) business days after receipt thereof by the Seller or its representatives) advise the Purchaser in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or entity making the same.

5. Indemnification.

(a) The Seller shall indemnify, pay and hold harmless the Purchaser from and against any and all losses incurred by the Purchaser arising out of: (i) any breach or inaccuracy of any of the Seller’s representations and warranties set forth in this Agreement; and/or (ii) any breach or violation of any of the Seller’s covenants, agreements and obligations set forth in this Agreement.

(b) The Purchaser shall indemnify, pay and hold harmless the Seller against any and all losses incurred by the Seller arising out of: (i) any breach or inaccuracy of any of the Purchaser’s representations and warranties set forth in this Agreement; and/or (ii) any breach or violation of any of the Purchaser’s covenants, agreements and obligations set forth in this Agreement.

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(c) Other than with respect to parties’ respective rights and obligations under Section 4 hereof, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach, violation or inaccuracy of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 5.

6. Miscellaneous.

(a) Further Assurances. The parties agree to execute and deliver any and all papers and documents which may be necessary and appropriate to carry out the terms of this Agreement and as may be reasonably requested by the other party.

(b) Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto and there are no agreements, representations or warranties which are not set forth herein. This Agreement may not be amended, revised, terminated or waived except by an instrument in writing signed and delivered by each of the parties to this Agreement.

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors of the parties; provided, however, that this Agreement and all rights hereunder may not be assigned by either of the parties without the prior written consent of the other party.

(d) Applicable Law. All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(e) Arbitration. The Seller and the Purchaser agree that any dispute or controversy arising out of or related to this Agreement or any breach thereof between the parties shall be submitted to final and binding arbitration pursuant to the “Dispute Resolution” provision set forth in Section 9.4 of the Company Agreement which provision shall be incorporated herein by reference.

(f) Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

(g) Expenses. Each party shall be responsible for its own expenses incurred by such party in connection with the negotiation and execution of this Agreement and the transactions contemplated herein.

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(h) Construction. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either party shall not apply to any construction or interpretation hereof.

(i) Specific Performance. Each party hereby agrees and acknowledges that any breach or attempted or threatened breach by such party of any provisions contained in this Agreement would cause irreparable injury to the other party and that any of the foregoing shall be entitled, in addition to all other applicable remedies, to obtain a temporary and a permanent injunction and a decree for specific performance of any provision contained in this Agreement without being required to prove damages or furnish any bond or other security.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of such counterparts together shall be deemed to be one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile, email or other means of electronic communication, including by PDF file or electronically transmitted signatures, shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the day and year first above written.

LCR SLP, LLC,
a Delaware limited liability company,

BY:	MM ENTERPRISES USA, LLC,
a Delaware limited liability company,
its Sole Member

By:	/s/ Adam Berman
Name: Adam Bierman
Title: CEO

LE CIRQUE ROUGE, LP
a Delaware limited partnership,

BY:	TREEHOUSE REAL ESTATE INVESTMENT TRUST, INC.
a Maryland Corporation,
its General Partner

By:	/s/ Raymond Lewis
Name: Raymond Lewis
Title: CEO

Signature Page to Membership Interest Purchase Agreement

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 IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the day and year first above written.

LCR SLP, LLC,
a Delaware limited liability company,

BY:	MM ENTERPRISES USA, LLC,
a Delaware limited liability company,
its Sole Member

By:	/s/ Adam Berman
Name: Adam Bierman
Title: CEO

LE CIRQUE ROUGE, LP
a Delaware limited partnership,

By:	TREEHOUSE REAL ESTATE JNVESTMENT TRUST, INC.
a Maryland Corporation
its General Partner

By:	/s/ Raymond Lewis
Name: Raymond Lewis
Title: CEO

Signature Page to Membership Interest Purchase Agreement

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